SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 4, 2007

AtriCure, Inc.

(Exact name of registrant as specified in charter)

Delaware	000-51470	34-1940305
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6033 Schumacher Park Drive West Chester, OH	45069
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (513) 755-4100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 9, 2007, we announced that we entered into an Employment Agreement, dated as of January 5, 2007, with Julie A. Piton. Under the terms of the Agreement, Ms. Piton, 35, will serve as our Vice President of Finance and Administration and Chief Financial Officer. Ms. Piton will commence employment with us on January 23, 2007.

Prior to joining us, Ms. Piton was the Vice President of Finance and Investor Relations at School Specialty, Inc., a supplier of supplemental educational supplies and products. During her eight-year tenure with School Specialty, Inc., Ms. Piton held various financial executive positions, including Corporate Controller, Vice President Finance, divisional Chief Financial Officer and most recently Vice President Finance and Investor Relations.

Pursuant to the terms of her Agreement with us, Ms. Piton will be paid a base salary of $225,000 per year and will be eligible to receive a year-end annual bonus, if any, the full potential of which is a minimum of 30% of her salary. Additionally, under the terms of the Agreement, Ms. Piton will be granted an option to purchase 100,000 shares of our common stock under our 2005 Equity Incentive Plan at a per-share exercise price equal to the fair market value of our common stock on the date of grant. The terms of the Agreement also require Ms. Piton to relocate within a 50-mile radius of our current principal office within 6 months of her start date. We will reimburse her in an amount up to $100,000 for out-of-pocket expenses incurred in connection with her relocation. However, if Ms. Piton voluntarily terminates her employment with us during the 2-year period following January 5, 2007, she will repay to us a portion of the total sum previously reimbursed.

Pursuant to the terms of the Agreement, either we or Ms. Piton may terminate Ms. Piton’s employment under the Agreement at any time for any reason or no reason and no minimum period of employment is required. If Ms. Piton voluntarily terminates the Agreement, she must give us at least 45 days’ prior written notice. If we voluntarily terminate the Agreement, we are not obligated to give Ms. Piton any prior written notice. In the event that we terminate the employment of Ms. Piton Without Cause or if she terminates her employment for Good Reason, each as defined in the Agreement, Ms. Piton is entitled to a severance payment equal to six months of her then base salary and if such termination occurs during a change of control period, Ms. Piton is entitled to a severance payment equal to six months of her then base salary plus an amount equal to her full bonus potential for the year in which the termination occurred.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is filed as Exhibit 10.1 to this Form 8-K and incorporated into this Item 1.01 by reference. Please see the Agreement and the press release announcing Ms. Piton’s hiring, attached as exhibits to this Form 8-K, for further information.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

See Item 1.01 for a description of the hiring of Ms. Piton as Vice President of Finance and Administration and Chief Financial Officer.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

No.	Description
10.1	Employment Agreement, dated as of January 5, 2007, between AtriCure, Inc. and Julie A. Piton.

99.1	Press Release of AtriCure, Inc. dated as of January 9, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATRICURE, INC.

By:	/s/ David J. Drachman
David J. Drachman
President and Chief Executive Officer

Dated: January 9, 2007

EXHIBIT LIST

No.	Description
10.1	Employment Agreement, dated as of January 5, 2007, between AtriCure, Inc. and Julie A. Piton.

99.1	Press Release of AtriCure, Inc. dated as of January 9, 2006.